Exhibit 99.1

PRESS RELEASE

Rambus Initiates Accelerated Share Repurchase Program

SUNNYVALE, Calif. – May 1, 2017 – Rambus Inc. (NASDAQ:RMBS) (NASDAQ:RMBS) today announced it has initiated an accelerated share repurchase program with Barclays Bank PLC (“Barclays”) to repurchase an aggregate of approximately $50 million of its common stock, with an initial delivery of 3,187,251 shares.

“We are making solid progress across our businesses and our recent acquisitions continue executing to our expectations, with programs in development poised for future growth,” said Dr. Ron Black, president and chief executive officer at Rambus. “This buy-back program demonstrates our confidence and ability to continue to invest in critical technology areas while delivering shareholder and long-term value.”

Under the accelerated share repurchase program, Rambus will pre-pay to Barclays the $50 million purchase price for common stock and, in turn, Rambus will receive an initial delivery of 3,187,251 shares of its common stock from Barclays within the first week of the program. The number of shares to be ultimately purchased by Rambus will be determined based on the volume weighted average price of the common stock during the terms of the transaction, minus an agreed upon discount between the parties. The program is expected to be completed by November 2017. The shares of common stock will be delivered by Barclays to Rambus on the third business day following the calculation period described above.

The accelerated share repurchase program is part of the broader share repurchase program previously authorized by the Rambus Board of Directors. As of April 30, 2017, before giving effect to the transaction under the accelerated share repurchase program, there remained an outstanding authorization under the broader share repurchase program to repurchase approximately 11.5 million shares of the outstanding common stock.

About Rambus Inc.

Rambus creates innovative hardware and software technologies, driving advancements from the data center to the mobile edge. Our chips, customizable IP cores, architecture licenses, tools, software, services, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile, and consumer platforms. At Rambus, we are makers of better. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the purchase price of shares acquired pursuant to the accelerated share repurchase program, the timing and the duration of prospective share purchases, the amount of cash that may be expended in connection with such share repurchases and the potential growth from our strategic programs. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact:

Rambus Inc.

Rahul Mathur, 408-462-8000

Senior Vice President, Finance and Chief Financial Officer

rmathur@rambus.com